Brian Olson, CFO/Treasurer

Quantum Fuel Systems Technology

17872 Cartwright Road

Irvine, CA 92614

Brian Olson-

This letter amends and restates the terms under which Whitebox grants to Quantum the option to call on Whitebox for a further $10,000,000 investment in Quantum. Quantum may only exercise up to $2.5million in any 30 day period. The option will expire on August 31, 2010. Should Quantum exercise this option, Whitebox shall have a period of five (5) days to choose the investment structure most suited to it, either:

  A two (2) year secured convertible note issued by Quantum convertible into common stock of Quantum, with the conversion price equal to $0.71, and the coupon equal to 18% PIK.
  A senior secured straight note that redeems in cash at 130% of face value after one year.

In exchange for extending the above option to Quantum, Quantum will grant to Whitebox the option to make a $10,000,000 investment in a 0% note priced at 100% of par and redeemable at 120% of par 24 months after the funding date. The note will be convertible into stock of Quantum at a conversion price of $0.71 per share.

This letter amends and restates the terms and conditions set forth in the commitment letter dated July 10, 2009. Upon exercise of any option by either party, definitive terms of each of the foregoing beneficiaries will be negotiated by the parties in good faith.

Accepted by-

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. By:/s/ Kenneth R. Lombardo Kenneth R. Lombardo Its: Vice President Dated: August 3, 2009	WHITEBOX ADVISORS, LLC By:/s/ Mark Strefling Mark Strefling Its: Chief Legal Officer Dated: August 3, 2009